As filed with the U.S. Securities and Exchange Commission on July 28, 2025

File No.  333-191495

File No.  811-22895

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

PRE-EFFECTIVE AMENDMENT NO.

POST-EFFECTIVE AMENDMENT NO. 172

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 173

Capitol Series Trust

(Exact Name of Registrant as Specified in Charter)

225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246

 (Address of Principal Executive Offices, Zip Code)

513-587-3400

(Registrant’s Telephone Number, including Area Code)

Matthew J. Miller

President and Chief Executive Officer

Capitol Series Trust

225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246

 (Name and Address of Agent for Service)

Copy to:

Thomas G. Sheehan

Practus LLP

11300 Tomahawk Creek Pkwy

Suite 310

Leawood, KS 66211

It is proposed that this filing will become effective:

X	immediately upon filing pursuant to Rule 462(d)

EXPLANATORY NOTE

This Post-Effective Amendment No. 172 to the Registration Statement on Form N-1A (File No. 333-191495) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 172 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 172 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 172 shall become effective upon filing with the SEC.

PART C: OTHER INFORMATION

Item 28.	Exhibits
(a)(1)	Agreement and Declaration of Trust (“Trust Instrument”) as filed with the State of Ohio on September 27, 2013 (Exhibit incorporated herein by reference as filed to Registrant’s Initial Registration Statement on Form N-1A on October 1, 2013.)

(a)(2)	Amendment No. 1 to Trust Instrument as filed with the State of Ohio on November 13, 2013 (“Amendment No. 1”) (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(a)(3)	Amendment No. 2 to Trust Instrument as filed with the State of Ohio on December 2, 2013 (“Amendment No. 2”) (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(a)(4)	Amendment No. 3 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 5 on May 20, 2015.)

(a)(5)	Amendment No. 4 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 9 on October 13, 2015.)

(a)(6)	Amendment No. 5 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 9 on October 13, 2015.)

(a)(7)	Amendment No. 6 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(a)(8)	Amendment No. 7 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 23 on August 26, 2016.)

(a)(9)	Amendment No. 8 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 27 on December 22, 2016.)

(a)(10)	Amendment No. 9 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(a)(11)	Amendment No. 10 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 49 on June 4, 2018.)

(a)(12)	Amendment No. 11 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(a)(13)	Amendment No. 12 to Trust Instrument as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 60 on December 19, 2018.)

(a)(14)	Amendment No. 13 to Trust Instrument filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(a)(15)	Amendment No. 14 to Trust Instrument filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 81 on October 1, 2019.)

(a)(16)	Amendment No. 15 (form of) to Trust Instrument filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(a)(17)	Amendment No. 16 to Trust Instrument filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(a)(18)	Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”) dated November 18, 2021 as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(a)(19)	Amendment to Appendix B to Trust Instrument dated February 2, 2022, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(a)(20)	Amendment to Appendix B to Trust Instrument dated March 7, 2023, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(a)(21)	Amendment to Appendix B to Trust Instrument dated September 12, 2023, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(a)(22)	Amendment to Appendix B to Trust Instrument dated October 19, 2023, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(a)(23)	Amendment to Appendix B to Trust Instrument dated December 29, 2023, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(a)(24)	Amendment to Appendix B to Trust Instrument dated December 10, 2024, as filed with the State of Ohio – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 165 filed on January 28, 2025).

(b)(1)	By-Laws adopted as of September 18, 2013 (Exhibit incorporated herein by reference as filed to Registrant’s Initial Registration Statement on Form N-1A on October 1, 2013.)

(b)(2)	Amendment No. 1 to By-Laws adopted as of November 18, 2013 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 41 on December 27, 2017.)

(b)(3)	Amendment No. 2 to By-Laws adopted as of June 16, 2016 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 23 on August 26, 2016.)

(c)	Instruments Defining Rights of Shareholders – incorporated by reference to the Trust Instrument, Amendment No. 1, Amendment No. 2, the By-Laws and Amendment No.1 to the By-Laws.

(d)(1)	Investment Advisory Agreement between the Registrant, and Nightview Capital, LLC on behalf of the Nightview Fund – (Exhibit incorporated hereby by reference as filed to Registrant’s Post-Effective Amendment No. 158 on May 31, 2024.)

(d)(2)	Investment Advisory Agreement between the Registrant, and Oak Harvest Investment Services, LLC on behalf of the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(d)(3)	Investment Advisory Agreement between the Registrant, on behalf of Fuller & Thaler Behavioral Core Equity Fund and Fuller & Thaler Asset Management, Inc. – (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 2 on Form N-14/A on September 18, 2015.)

(d)(4)	Investment Advisory Agreement between the Registrant and Fuller & Thaler Asset Management, Inc. dated January 31, 2022, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(d)(5)	Investment Advisory Agreement between the Registrant and Fuller & Thaler Asset Management, Inc. dated January 27, 2023, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(d)(6)	Investment Advisory Agreement between the Registrant and Canterbury Investment Management, LLC, on behalf of the Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(d)(7)	Form of Trading Subadvisory Agreement between Nightview Capital, LLC and Exchange Traded Concepts, LLC on behalf of the Nightview Fund – (Exhibit incorporated hereby by reference as filed to Registrant’s Post-Effective Amendment No. 158 on May 31, 2024.)

(d)(8)	Restated Investment Advisory Agreement between the Registrant, on behalf of Fuller & Thaler Behavioral Small-Cap Equity Fund and Fuller & Thaler Asset Management, Inc. – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 33 on January 30, 2017.)

(d)(9)	Investment Advisory Agreement between the Registrant, on behalf of the Reynders, McVeigh Core Equity Fund and Reynders, McVeigh Capital Management, LLC dated December 10, 2018 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(d)(10)	Investment Advisory Agreement between the Registrant, on behalf of the Alta Quality Growth Fund and Alta Capital Management, LLC dated December 18, 2018 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 60 on December 19, 2018.)

(d)(11)	Amended and Restated Investment Advisory Agreement between the Registrant, on behalf of Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Asset Management, Inc. dated December 19, 2018 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(d)(12)	Investment Advisory Agreement (form of) between the Registrant, on behalf of the Guardian Dividend Growth Fund and Guardian Capital LP dated March 14, 2019 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(d)(13)	Investment Advisory Agreement between the Registrant, on behalf of the Alta Quality Growth Fund and Guardian Capital LP dated July 1, 2024 (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 160 on July 1, 2024).

(d)(14)	Investment Subadvisory Agreement between Guardian Capital LP and Alta Capital Management, LLC, on behalf of the Alta Quality Growth Fund dated July 1, 2024 (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 160 on July 1, 2024).

(d)(15)	Investment Advisory Agreement between the Registrant, on behalf of the Sterling Capital Enhanced Core Bond ETF, and Sterling Capital Management LLC dated February 19, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 on March 7, 2025).

(d)(16)	[Reserved]

(d)(17)	[Reserved]

(d)(18)	[Reserved]

(d)(19)	[Reserved]

(d)(20)	Form of Investment Advisory Agreement between the Registrant, on behalf of the Guardian Fundamental Global Equity Fund, and Alta Capital Management, LLC dated December 12, 2019 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(d)(21)	Amended and Restated Investment Advisory Agreement between the Registrant, on behalf of Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Asset Management, Inc. dated December 9, 2020 and effective January 31, 2021 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(d)(22)	Investment Advisory Agreement between the Registrant, on behalf of the Clockwise Capital Innovation ETF, and Clockwise Capital LLC dated December 8, 2021 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(d)(23)	Investment Advisory Agreement between the Registrant, on behalf of the Guardian Capital Fundamental Global Equity Fund, and Guardian Capital LP dated January 28, 2022 – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 123 on January 28, 2022.)

(d)(24)	Sub-Advisory Agreement between Guardian Capital LP and GuardCap Asset Management Limited on behalf of the Guardian Capital Fundamental Global Equity Fund dated January 28, 2022 – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 123 on January 28, 2022.)

(d)(25)	Investment Advisory Agreement between the Registrant, on behalf of the Fairlead Tactical Sector ETF, and Cary Street Partners Asset Management LLC dated March 8, 2022 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(d)(26)	Investment Sub-Advisory Agreement between Cary Street Partners Asset Management LLC and Fairlead Strategies LLC on behalf of the Fairlead Tactical Sector ETF dated March 8, 2022 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(d)(27)	Investment Advisory Agreement between the Registrant, on behalf of the Hull Tactical US ETF, and HTAA, LLC dated March 7, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(e)(1)	Distribution Agreement between the Registrant, Reynders, McVeigh Capital Management, LLC and Ultimus Fund Distributors, LLC dated February 1, 2021 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 136 on May 31, 2023).

(e)(2)	Distribution Agreement between the Registrant, Oak Harvest Investment Services, LLC and Ultimus Fund Distributors, LLC dated October 19, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(e)(3)	[Reserved]

(e)(4)	[Reserved]

(e)(5)	[Reserved]

(e)(6)	[Reserved]

(e)(7)	[Reserved]

(e)(8)	[Reserved]

(e)(9)	[Reserved]

(e)(10)	[Reserved]

(e)(11)	[Reserved]

(e)(12)	[Reserved]

(e)(13)	[Reserved]

(e)(14)	[Reserved]

(e)(15)	[Reserved]

(e)(16)	Distribution Agreement between the Registrant, Alta Capital Management, LLC and Ultimus Fund Distributors, LLC on behalf of the Alta Quality Growth Fund dated February 1, 2019 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(e)(17)	[Reserved]

(e)(18)	[Reserved]

(e)(19)	[Reserved]

(e)(20)	[Reserved]

(e)(21)	[Reserved]

(e)(22)	[Reserved]

(e)(23)	[Reserved]

(e)(24)	[Reserved]

(e)(25)	Amendment (form of) dated December 12, 2019 to the Distribution Agreement dated February 1, 2019 between the Registrant, Alta Capital Management, LLC and Ultimus Fund Distributors, LLC on behalf of the Guardian Fundamental Global Equity Fund and the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(e)(26)	Distribution Agreement dated December 31, 2019 between the Registrant, Fuller & Thaler Asset Management, Inc. and Ultimus Fund Distributors, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(e)(27)	Amendment No. 1 dated March 6, 2023 to Distribution Agreement between the Registrant, Fuller & Thaler Asset Management, Inc. and Ultimus Fund Distributors, LLC dated December 31, 2019, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(e)(28)	[Reserved]

(e)(29)	Distribution Agreement dated December 31, 2019 between the Registrant, Canterbury Investment Management, LLC and Ultimus Fund Distributors, LLC on behalf of the Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 100 on August 28, 2020.)

(e)(30)	ETF Distribution Agreement dated December 8, 2021 between the Registrant and Northern Lights Distributors, LLC on behalf of the Clockwise Capital Innovation ETF and the Fairlead Tactical Sector Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(e)(31)	Amended and Restated Distribution Agreement dated January 28, 2022 between the Registrant, Guardian Capital LP and Ultimus Fund Distributors, LLC on behalf of the Guardian Capital Dividend Growth Fund and Guardian Capital Fundamental Global Equity Fund – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 123 on January 28, 2022.)

(e)(32)	Schedule B-2 dated March 8, 2022 to the ETF Distribution Agreement dated December 8, 2021 between the Registrant and Northern Lights Distributors, LLC on behalf of the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(e)(33)	Schedule B-3 dated March 7, 2023 to the ETF Distribution Agreement dated December 8, 2021 between the Registrant and Northern Lights Distributors, LLC on behalf of the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(e)(34)	Schedule B-5 dated September 12, 2023 to the ETF Distribution Agreement dated December 8, 2021 between the Registrant and Northern Lights Distributors, LLC on behalf of the Nightview Fund – (Exhibit incorporated hereby by reference as filed to Registrant’s Post-Effective Amendment No. 158 on May 31, 2024.)

(e)(35)	Schedule B-6 dated December 11, 2024 to the ETF Distribution Agreement dated December 8, 2021 between the Registrant and Northern Lights Distributors, LLC on behalf of the Sterling Capital Enhanced Core Bond ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 on March 7, 2025.)

(f)	Bonus or Profit Sharing Contracts – not applicable.

(g)(1)	Custody Agreement between the Registrant and Brown Brothers Harriman & Co., on behalf of the Oak Harvest Long/Short Hedged Equity Fund dated December 1, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(g)(2)	[Reserved]

(g)(3)	Form of Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Fuller & Thaler Behavioral Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 2 on Form N-14/A on September 18, 2015.)

(g)(4)	Amendment dated March 6, 2023 to Custody Agreement between the Registrant and the Huntington National Bank dated October 1, 2015 on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(g)(5)	Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(g)(6)	[Reserved]

(g)(7)	Amended Appendix B to the Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(g)(8)	Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Reynders, McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(g)(9)	Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 60 on December 19, 2018.)

(g)(10)	Amendment to Appendix B of the Custody Agreement dated December 18, 2018 between the Registrant and the Huntington National Bank on behalf of Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(g)(11)	Amendment to Appendix D - Fee Schedule of the Custody Agreement dated December 18, 2018 between the Registrant and the Huntington National Bank on behalf of Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(g)(12)	Custody Agreement between the Registrant and the Huntington National Bank, on behalf of the Guardian Dividend Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(g)(13)	[Reserved]

(g)(14)	Amendment to Appendix A and Appendix B dated December 12, 2019 of the Custody Agreement dated December 18, 2018 between the Registrant and the Huntington National Bank, on behalf of the Guardian Fundamental Global Equity Fund and the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(g)(15)	[Reserved]

(g)(16)	Amendment to Custody Agreement between the Registrant and The Huntington National Bank on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and the Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(g)(17)	Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co on behalf of the Clockwise Capital Innovation ETF and the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(g)(18)	Amendment to Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co on behalf of the Clockwise Capital Innovation ETF and the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 127 on May 31, 2022).

(g)(19)	Amendment to Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co on behalf of the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(g)(20)	Special Custody and Pledge Agreement between the Registrant on behalf of the Hull Tactical US ETF, Interactive Brokers LLC and Brown Brothers Harriman & Co. – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(g)(21)	Amendment to Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co on behalf of the Nightview Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 158 on May 31, 2024.)

(g)(22)	Form of Amendment to Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co. on behalf of the Sterling Capital Enhanced Core Bond ETF dated January, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 on March 7, 2025.)

(g)(23)	Special Custody and Pledge Agreement between the Registrant on behalf of the Hull Tactical US ETF, Marex Capital Markets Inc. and Brown Brothers Harriman & Co. dated November 20, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(h)(1)	Expense Limitation Agreement dated October 19, 2023 between the Registrant and Oak Harvest Investment Services, LLC with respect to the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(2)	Expense Limitation Agreement between the Registrant and Guardian Capital LP with respect to the Guardian Capital Dividend Growth Fund dated January 31, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(h)(3)	Expense Limitation Agreement between the Registrant and Guardian Capital LP with respect to the Guardian Capital Fundamental Global Equity Fund dated January 31, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(h)(4)	Expense Limitation Agreement between the Registrant and Alta Capital Management LLC with respect to the Alta Quality Growth Fund dated December 8, 2023 and effective January 31, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(h)(5)	Expense Limitation Agreement between the Registrant and Fuller & Thaler Asset Management, Inc. dated January 29, 2024 with respect to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(h)(6)	Expense Limitation Agreement between the Registrant and Fuller & Thaler Asset Management, Inc. with respect to Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund dated January 28, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 166 on January 28, 2025.)

(h)(7)	Expense Limitation Agreement between the Registrant and Guardian Capital LP with respect to the Alta Quality Growth Fund dated July 1, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 160 on July 1, 2024).

(h)(8)	Expense Limitation Agreement between the Registrant and Reynders, McVeigh Capital Management, LLC with respect to the Reynders, McVeigh Core Equity Fund effective May 31, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 169 on May 28, 2025).

(h)(9)	Expense Limitation Agreement between the Registrant and Oak Harvest Investment Services, LLC with respect to the Oak Harvest Long/Short Hedged Equity Fund dated December 11, 2024, and effective December 30, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(h)(10)	Special Custody and Pledge Agreement among the Registrant on behalf of the Oak Harvest Long/Short Hedged Equity Fund, Pershing, LLC, Oak Harvest Investment Services, LLC and Brown Brothers Harriman & Co. dated December 21, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(h)(11)	Expense Limitation Agreement between the Registrant and Guardian Capital LP with respect to the Guardian Capital Dividend Growth Fund dated January 31, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 165 filed on January 28, 2025).

(h)(12)	Expense Limitation Agreement between the Registrant and Guardian Capital LP with respect to the Guardian Capital Fundamental Global Equity Fund dated January 31, 2025 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 165 filed on January 28, 2025).

(h)(13)	Master Services Agreement between the Registrant and Ultimus Fund Solutions, LLC, – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 27 on December 22, 2016.)

(h)(14)	[Reserved]

(h)(15)	[Reserved]

(h)(16)	[Reserved]

(h)(17)	Amended and Restated Administrative Services Plan on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 33 on January 30, 2017.)

(h)(18)	[Reserved]

(h)(19)	[Reserved]

(h)(20)	First Amendment dated October 1, 2017 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Hedeker Strategic Appreciation Fund and the Fuller & Thaler Behavioral Small-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(h)(21)	Letter Agreement dated November 9, 2017 between the Registrant, Ultimus Fund Solutions, LLC and Fuller & Thaler Asset Management, Inc. to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Fuller & Thaler Funds – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(h)(22)	[Reserved]

(h)(23)	Amended and Restated Administrative Services Plan dated December 20, 2017 on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(h)(24)	[Reserved]

(h)(25)	Second Amendment dated December 14, 2017 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Hedeker Strategic Appreciation Fund, the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(h)(26)	[Reserved]

(h)(27)	[Reserved]

(h)(28)	[Reserved]

(h)(29)	[Reserved]

(h)(30)	[Reserved]

(h)(31)	[Reserved]

(h)(32)	[Reserved]

(h)(33)	[Reserved]

(h)(34)	Administrative Services Plan dated December 10, 2018 on behalf of the Reynders McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(h)(35)	Expense Limitation Agreement between the Registrant and Reynders, McVeigh Capital Management, LLC with respect to the Reynders, McVeigh Core Equity Fund effective May 31, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 136 on May 31, 2023).

(h)(36)	Amendment dated December 10, 2018 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Reynders, McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(h)(37)	[Reserved]

(h)(38)	[Reserved]

(h)(39)	Amendment dated December 18, 2018 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 60 on December 19, 2018.)

(h)(40)	[Reserved]

(h)(41)	Amended and Restated Administrative Services Plan dated December 18, 2018 on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(h)(42)	[Reserved]

(h)(43)	Amendment dated December 19, 2018 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(h)(44)	[Reserved]

(h)(45)	[Reserved]

(h)(46)	[Reserved]

(h)(47)	[Reserved]

(h)(48)	Amendment dated March 14, 2019 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Guardian Dividend Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(h)(49)	[Reserved]

(h)(50)	[Reserved]

(h)(51)	[Reserved]

(h)(52)	[Reserved]

(h)(53)	[Reserved]

(h)(54)	[Reserved]

(h)(55)	[Reserved]

(h)(56)	Amendment dated December 12, 2019 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Guardian Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(h)(57)	[Reserved]

(h)(58)	SEC Jurisdictional Documents – Representations of Alta Capital Management, LLC and GuardCap Asset Management Limited dated March 18, 2019 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(h)(59)	Participating Affiliate Memorandum of Understanding between and among Alta Capital Management, LLC, Guardian Capital LP and GuardCap Asset Management Limited dated November 27, 2019 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(h)(60)	[Reserved]

(h)(61)	[Reserved]

(h)(62)	[Reserved]

(h)(63)	[Reserved]

(h)(64)	[Reserved]

(h)(65)	[Reserved]

(h)(66)	[Reserved]

(h)(67)	[Reserved]

(h)(68)	[Reserved]

(h)(69)	[Reserved]

(h)(70)	[Reserved]

(h)(71)	[Reserved]

(h)(72)	Participating Fund Agreement (form of) between the Registrant and ReFlow Fund, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 94 on January 28, 2020.)

(h)(73)	Participating Fund Agreement between the Registrant and ReFlow Fund, LLC dated February 6, 2020, as amended January 4, 2024, on behalf of the FullerThaler Behavioral Small-Cap Equity Fund, FullerThaler Behavioral Small-Cap Growth Fund, FullerThaler Behavioral Mid-Cap Value Fund, FullerThaler Behavioral Unconstrained Equity Fund, FullerThaler Behavioral Micro-Cap Equity Fund, FullerThaler Behavioral Small-Mid Core Equity Fund and FullerThaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 151 filed on February 27, 2024.)

(h)(74)	[Reserved]

(h)(75)	[Reserved]

(h)(76)	Fourteenth Amendment dated January 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(h)(77)	[Reserved]

(h)(78)	Sixteenth Amendment dated January 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(h)(79)	Seventeenth Amendment dated January 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Reynders, McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(h)(80)	Eighteenth Amendment dated January 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Alta Quality Growth Fund and Guardian Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(h)(81)	Nineteenth Amendment dated January 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Guardian Dividend Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 99 on August 28, 2020.)

(h)(82)	[Reserved]

(h)(83)	[Reserved]

(h)(84)	[Reserved]

(h)(85)	[Reserved]

(h)(86)	Twenty-first Amendment dated October 1, 2020 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(h)(87)	Expense Limitation Agreement effective January 31, 2021 between the Registrant and Fuller & Thaler Asset Management, Inc. with respect to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(h)(88)	Securities Lending Agency Agreement between the Registrant and BMO Harris Bank, N.A. on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 112 on May 28, 2021.)

(h)(89)	[Reserved]

(h)(90)	[Reserved]

(h)(91)	[Reserved]

(h)(92)	Twenty-second Amendment dated March 18, 2021 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Canterbury Portfolio Thermostat Fund and the Preserver Alternative Opportunities Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 112 on May 28, 2021.)

(h)(93)	[Reserved]

(h)(94)	[Reserved]

(h)(95)	Consulting Agreement for compliance services dated December 8, 2021 between the Registrant and Northern Lights Compliance Services, LLC, on behalf of the Clockwise Capital Innovation ETF and the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(h)(96)	ETF Master Services Agreement dated December 8, 2021 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Clockwise Capital Innovation ETF and the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(h)(97)	Form of Authorized Participant Agreement between the Registrant, Northern Lights Distributors, LLC and a participant – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(h)(98)	[Reserved]

(h)(99)	[Reserved]

(h)(100)	[Reserved]

(h)(101)	Twenty-third Amendment dated December 18, 2021 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and Guardian Capital Fundamental Global Equity Fund – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 123 on January 28, 2022.)

(h)(102)	Assignment of Securities Lending Agency Agreement among the Registrant, BMO Harris Bank N.A. and Fuller & Thaler Asset Management, Inc. – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 124 on January 28, 2022.)

(h)(103)	Expense Limitation Agreement dated January 28, 2022 between the Registrant and Fuller & Thaler Asset Management, Inc. with respect to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 124 on January 28, 2022.)

(h)(104)	Fund Accounting Fee Letter and Fund Administration Fee Letter dated March 8, 2022 to the ETF Master Services Agreement dated December 8, 2021 between the Registrant and Ultimus Fund Solutions, LLC, on behalf of the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(h)(105)	Amended Schedule A to the ETF Master Services Agreement dated December 8, 2021 between the Registrant and Ultimus Fund Solutions, LLC, and Fund Accounting Fee Letter and Fund Administration Fee Letter on behalf of the Nightview Fund – (Exhibit incorporated hereby by reference as filed to Registrant’s Post-Effective Amendment No. 158 on May 31, 2024.)

(h)(106)	IntraFi Deposit Placement Agreement and Custodial Agreement between the Registrant and TriState Capital Bank dated October 31, 2023, on behalf of the FullerThaler Behavioral Small-Cap Equity Fund, FullerThaler Behavioral Small-Cap Growth Fund, FullerThaler Behavioral Mid-Cap Value Fund, FullerThaler Behavioral Unconstrained Equity Fund, FullerThaler Behavioral Micro-Cap Equity Fund, FullerThaler Behavioral Small-Mid Core Equity Fund and FullerThaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 151 filed on February 27, 2024.)

(h)(107)	Amended Schedule A dated December 11, 2024 to the ETF Master Services Agreement dated December 8, 2021 between the Registrant and Ultimus Fund Solutions, LLC and Fund Accounting Fee Letter and Fund Administration Fee Letter on behalf of the Sterling Capital Enhanced Core Bond ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 filed on March 7, 2025.)

(h)(108)	[Reserved]

(h)(109)	Amended and Restated Consulting Agreement for compliance services dated September 14, 2022 between the Registrant and Northern Lights Compliance Services, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 129 on December 29, 2022).

(h)(110)	Expense Limitation Agreement dated December 8, 2022 and effective January 31, 2023 between the Registrant and Alta Capital Management, LLC on behalf of the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 131 on January 27, 2023).

(h)(111)	Expense Limitation Agreement dated January 31, 2023 between the Registrant and Guardian Capital LP on behalf of the Guardian Capital Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 131 on January 27, 2023).

(h)(112)	Expense Limitation Agreement dated January 31, 2023 between the Registrant and Guardian Capital LP on behalf of the Guardian Capital Dividend Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 131 on January 27, 2023).

(h)(113)	Amended and Restated Administrative Services Plan dated January 25, 2023 on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 132 on January 30, 2023).

(h)(114)	Expense Limitation Agreement dated January 27, 2023 between the Registrant and Fuller & Thaler Asset Management, Inc. with respect to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 132 on January 30, 2023).

(h)(115)	Manager Shareholder Services Agreement dated March 7, 2023 between the Trust and Fuller & Thaler Asset Management, Inc. with respect to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 135 on May 30, 2023.)

(h)(116)	Amended Schedule A to the ETF Master Services Agreement dated December 8, 2021 between the Registrant and Ultimus Fund Solutions, LLC, and Fund Accounting Fee Letter and Fund Administration Fee Letter on behalf of the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(h)(117)	Derivatives Risk Management Program Support Services Addendum to the ETF Master Services Agreement between the Registrant and Ultimus Fund Solutions, LLC dated December 8, 2021 on behalf of the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(h)(118)	Amendment No. 1 dated March 6, 2023 to the Amended and Restated Consulting Agreement between the Registrant and Northern Lights Compliance Services, LLC dated September 14, 2022 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(h)(119)	Amendment No. 2 to the Amended and Restated Compliance Consulting Agreement between the Registrant and Northern Lights Compliance Services, LLC dated September 12, 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(120)	Amended Schedule A-1 dated October 19, 2023 to the Amended and Restated Consulting Agreement between the Registrant and Northern Lights Compliance Services, LLC dated December 8, 2021 on behalf of the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(121)	Amendment No. 24 dated July 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Reynders, McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(122)	Amendment No. 25 dated July 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and Guardian Capital Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(123)	Amendment No. 26 dated July 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(124)	Amendment No. 27 dated September 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(125)	Amendment No. 28 dated October 2, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and Guardian Capital Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(126)	Amendment No. 29 dated October 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(127)	Amendment No. 30 dated October 1, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 143 on October 2, 2023.)

(h)(128)	Amendment No. 31 dated October 19, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(129)	Derivatives Risk Management Program Support Services Addendum with Amended Schedule A dated October 19, 2023 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(h)(130)	Tailored Shareholder Report Services Addendum dated February 27, 2024 to the Master Services Agreement between Ultimus Fund Solutions, LLC and the Registrant dated December 21, 2016 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 156 filed on May 30, 2024.)

(h)(131)	Tailored Shareholder Report Services Addendum dated February 27, 2024 to the ETF Master Services Agreement between Ultimus Fund Solutions, LLC and the Registrant dated December 8, 2021 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 156 on May 30, 2024.)

(h)(132)	Amendment No. 32 dated February 9, 2024 to the Master Services Agreement dated December 21, 2016 between the Registrant and Ultimus Fund Solutions, LLC on behalf of the FullerThaler Behavioral Small-Cap Equity Fund, FullerThaler Behavioral Small-Cap Growth Fund, Fuller Thaler Behavioral Mid-Cap Value Fund, FullerThaler Behavioral Unconstrained Equity Fund, FullerThaler Behavioral Small-Mid Core Equity Fund, FullerThaler Behavioral Micro-Cap Equity Fund and FullerThaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 156 on May 30, 2024.)

(h)(133)	Amendment No. 3 to Amended and Restated Consulting Agreement between the Registrant and Northern Lights Compliance Services, LLC dated December 11, 2024 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(i)(1)	Opinion and Consent of Counsel by Bernstein, Shur, Sawyer & Nelson, P.A. (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(i)(2)	Opinion and Consent of Counsel by Bernstein, Shur, Sawyer & Nelson, P.A. – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 5 on May 20, 2015.)

(i)(3)	Opinion of Keating, Muething & Klekamp PLL as to the legality of the securities registered with regard to the Fuller & Thaler Behavioral Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 9 on October 13, 2015.)

(i)(4)	Opinion of Keating, Muething & Klekamp PLL as to the legality of the securities registered with regard to the Preserver Alternative Opportunities Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 11 on November 9, 2015.)

(i)(5)	Opinion of counsel as to the legality of the securities registered with regard to the Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(i)(6)	Opinion of counsel as to the legality of the securities registered with regard to the Hedeker Strategic Appreciation Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 27 on December 22, 2016.)

(i)(7)	Opinion of counsel as to the legality of the securities registered with regard to the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(i)(8)	Opinion of counsel as to the legality of the securities registered with regard to the Reynders, McVeigh Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 59 on December 10, 2018.)

(i)(9)	Opinion of counsel as to the legality of the securities registered with regard to the Alta Quality Growth Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 60 on December 19, 2018.)

(i)(10)	Opinion of counsel as to the legality of the securities registered with regard to the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(i)(11)	Opinion of counsel as to the legality of the securities registered with regard to the Guardian Dividend Growth Fund - (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 74 on April 16, 2019.)

(i)(12)	Opinion of counsel as to the legality of the securities registered with regard to the Cornerstone Capital Access Impact Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 81 on October 1, 2019.)

(i)(13)	Opinion of counsel as to the legality of the securities registered with regard to the Guardian Fundamental Global Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 85 on December 16, 2019.)

(i)(14)	Opinion of counsel as to the legality of the securities registered with regard to the Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(i)(15)	Opinion of counsel as to the legality of the securities registered with regard to the Clockwise Capital Innovation ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(i)(16)	Opinion of counsel as to the legality of the securities registered with regard to the Fairlead Tactical Sector ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 126 on March 8, 2022.)

(i)(17)	Opinion of counsel as to the legality of the securities registered with regard to the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(i)(18)	Opinion of counsel as to the legality of the securities registered with regard to the Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 139 on August 14, 2023.)

(i)(19)	Opinion of counsel as to the legality of the securities registered with regard to the Oak Harvest Long/Short Hedged Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 145 on December 15, 2023.)

(i)(20)	Opinion of counsel as to the legality of the securities registered with regard to the Nightview Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 159 filed on June 14, 2024.)

(i)(21)	Opinion of counsel as to the legality of the securities registered with regard to the Sterling Capital Enhanced Core Bond ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 filed on March 7, 2025.)

(j)(1)	Consent of Ernst & Young LLP, independent registered public accounting firm, with regard to the Reynders, McVeigh Core Equity Fund – filed herewith.

(j)(2)	Consent of Ernst & Young LLP, independent registered public accounting firm, with regard to the Fairlead Tactical Sector ETF – filed herewith.

(k)	Omitted Financial Statements – not applicable.

(l)	Subscription Agreement (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(m)(1)	Distribution and Services Plan dated December 10, 2024 on behalf of the Sterling Capital Enhanced Core Bond ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 168 filed on March 7, 2025.)

(m)(2)	[Reserved]

(m)(3)	Rule 12b-1 Plan for A Shares of Fuller & Thaler Behavioral Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 2 on Form N-14/A on September 18, 2015.)

(m)(4)	[Reserved]

(m)(5)	[Reserved]

(m)(6)	[Reserved]

(m)(7)	Amended and Restated Rule 12b-1 Plan for A Shares of Fuller & Thaler Behavioral Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 16 on January 27, 2016.)

(m)(8)	[Reserved]

(m)(9)	Rule 12b-1 Plan for Investor Shares of Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(m)(10)	Restated Rule 12b-1 Plan for Investor Shares of Fuller & Thaler Behavioral Small-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 33 on January 30, 2017.)

(m)(11)	Restated Rule 12b-1 Plan dated December 20, 2017 for Investor Shares of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(m)(12)	Restated Rule 12b-1 Plan dated December 18, 2018 for A Shares, C Shares and Investor Shares of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(m)(13)	Restated Rule 12b-1 Plan dated December 9, 2020 for A Shares, C Shares and Investor Shares of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 108 on January 29, 2021.)

(m)(14)	Distribution and Service Plan dated March 7, 2023 on behalf of the Hull Tactical US ETF – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 134 on May 17, 2023.)

(m)(15)	Restated Plan of Distribution Pursuant to Rule 12b-1 dated December 9, 2020, as amended December 8, 2022 for A Shares, C Shares and Investor Shares of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and Fuller & Thaler Behavioral Micro-Cap Equity Fund and for A Shares and C Shares of the Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(n)(1)	[Reserved]

(n)(2)	[Reserved]

(n)(3)	Rule 18f-3 Plan for Fuller & Thaler Behavioral Core Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 2 on Form N-14/A on September 18, 2015.)

(n)(4)	[Reserved]

(n)(5)	Rule 18f-3 Plan for Canterbury Portfolio Thermostat Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 21 on April 11, 2016.)

(n)(6)	Amended and Restated Rule 18f-3 Plan for Fuller & Thaler Behavioral Small-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 33 on January 30, 2017.)

(n)(7)	Amended and Restated Rule 18f-3 Plan dated December 20, 2017 for the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund and the Fuller & Thaler Behavioral Mid-Cap Value Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 40 on December 20, 2017.)

(n)(8)	Amended and Restated Rule 18f-3 Plan dated December 18, 2018 for the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 61 on December 19, 2018.)

(n)(9)	Amended and Restated Rule 18f-3 Plan dated October 2, 2023 for the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund, Fuller & Thaler Behavioral Micro-Cap Equity Fund and Fuller & Thaler Behavioral Mid-Cap Equity Fund – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 149 on January 29, 2024.)

(o)	Reserved.

(p)(1)	Code of Ethics for the Registrant (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(p)(2)	Code of Ethics of Nightview Capital LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 171 on May 30, 2025).

(p)(3)	Code of Ethics of Oak Harvest Investment Services, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(p)(4)	Code of Ethics of Sterling Capital Management LLC – (Exhibit incorporated herein by referenced as filed to Registrant’s Post-Effective Amendment No. 162 on December 20, 2024.)

(p)(5)	Code of Ethics of Canterbury Investment Management, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 138 on June 29, 2023)

(p)(6)	Code of Ethics of Ultimus Fund Solutions, LLC, Ultimus Fund Distributors, LLC, Northern Lights Distributors, LLC and Northern Lights Compliance Services, LLC – (Exhibit incorporated hereby by reference as filed to Registrant’s Post-Effective Amendment No. 142 on September 26, 2023).

(p)(7)	Code of Ethics of Reynders, McVeigh Capital Management, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 169 on May 28, 2025).

(p)(8)	Code of Ethics of Alta Capital Management, LLC as amended October 2023 – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 165 filed on January 28, 2025.)

(p)(9)	Code of Ethics of Fuller & Thaler Asset Management, Inc. – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 166 on January 28, 2025.)

(p)(10)	[Reserved]

(p)(11)	[Reserved]

(p)(12)	Code of Ethics of Guardian Capital LP – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 115 on August 27, 2021).

(p)(13)	[Reserved]

(p)(14)	[Reserved]

(p)(15)	[Reserved]

(p)(16)	[Reserved]

(p)(17)	[Reserved]

(p)(18)	[Reserved]

(p)(19)	[Reserved]

(p)(20)	Code of Ethics of GuardCap Asset Management Limited – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 123 on January 28, 2022.)

(p)(21)	Code of Ethics of Clockwise Capital LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(p)(22)	Code of Ethics of Cary Street Partners Asset Management LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 170 on May 29, 2025).

(p)(23)	Code of Ethics of Fairlead Strategies, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 157 on May 30, 2024.)

(p)(24)	Code of Ethics of HTAA, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 151 filed on February 27, 2024.)

(q)(1)	Proxy Voting Policy and Procedures for the Registrant (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(q)(2)	Proxy Voting Policy and Procedures of Nightview Capital, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 159 filed on June 14, 2024.)

(q)(3)	Proxy Voting Policy and Procedures of Oak Harvest Investment Services, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 164 on December 27, 2024.)

(q)(4)	Proxy Voting Policy and Procedures of Fuller & Thaler Asset Management, Inc. – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 166 on January 28, 2025.)

(q)(5)	Proxy Voting Policy and Procedures of Sterling Capital Management LLC – (Exhibit incorporated herein by referenced as filed to Registrant’s Post-Effective Amendment No. 162 on December 20, 2024.)

(q)(6)	Proxy Voting Policy and Procedures of Canterbury Investment Management, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 114 on August 27, 2021.)

(q)(7)	[Reserved]

(q)(8)	Proxy Voting Policy and Procedures of Reynders, McVeigh Capital Management, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 169 on May 28, 2025).

(q)(9)	Proxy Voting Policy and Procedures of Alta Capital Management, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(q)(10)	Proxy Voting Policy and Procedures of Guardian Capital LP – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 131 on January 27, 2023).

(q)(11)	[Reserved]

(q)(12)	[Reserved]

(q)(13)	[Reserved]

(q)(14)	[Reserved]

(q)(15)	[Reserved]

(q)(16)	[Reserved]

(q)(17)	Proxy Voting Policy and Procedures of Clockwise Capital LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 121 on December 22, 2021.)

(q)(18)	Proxy Voting Policy and Procedures of Cary Street Partners Asset Management LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 170 on May 29, 2025).

(q)(19)	Reserved.

(q)(20)	Proxy Voting Policy and Procedures of GuardCap Asset Management Limited – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 148 filed on January 26, 2024.)

(q)(21)	Proxy Voting Policy and Procedures of HTAA, LLC – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 151 filed on February 27, 2024.)

(r)(1)	Powers of Attorney for Walter B. Grimm, Mary M. Morrow and R. Jeffrey Young (Exhibit incorporated herein by reference as filed to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A/A on December 12, 2013.)

(r)(2)	Powers of Attorney for Walter B. Grimm, Mary M. Morrow and R. Jeffrey Young – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 23 on August 26, 2016.)

(r)(3)	Powers of Attorney for Robert G. Dorsey, Walter B. Grimm and Mary Madick Morrow – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 35 on August 25, 2017.)

(r)(4)	Powers of Attorney for Robert G. Dorsey, Walter B. Grimm, Mary Madick Morrow, John C. Davis, Lori Kaiser and Janet S. Meeks – (Exhibit incorporated herein by reference as filed to Registrant’s Post-Effective Amendment No. 51 on August 27, 2018.)

(r)(5)	Powers of Attorney for David James, Walter B. Grimm, Mary Madick Morrow, John C. Davis, Lori Kaiser and Janet S. Meeks – (Exhibit incorporated by reference as filed to Registrant’s Post-Effective Amendment No. 111 on March 29, 2021.)

Item 29. Persons Controlled by or under Common Control with the Funds

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification

(k)	Article VI, Section 6.4 of the Agreement and Declaration of Trust of the Registrant, an Ohio business trust, provides that:

Indemnification of Trustees, Officers, etc. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the 1940 Act, the Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”) against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Insofar as indemnification for liabilities may be permitted pursuant to Section 17 of the Investment Company Act of 1940 for Trustees, Officers, and controlling persons of the Registrant by the Registrant pursuant to the Agreement and Declaration of Trust or otherwise, the Registrant is aware of the position of the Securities and Exchange Commission as set forth in Investment Company Act Release No. IC-11330. Therefore, the Registrant undertakes that in addition to complying with the applicable provisions of the Agreement and Declaration of Trust or otherwise, in the absence of a final decision on the merits by a court or other body before which the proceeding was brought, that an indemnification payment will not be made unless in the absence of such a decision, a reasonable determination based upon factual review has been made (i) by a majority vote of a quorum of non-party Trustees who are not interested persons of the Registrant or (ii) by independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties. The Registrant further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against an officer, trustee, or controlling person of the Registrant will not be made absent the fulfillment of at least one of the following conditions: (i) the indemnitee provides security for his undertaking; (ii) the Registrant is insured against losses arising by reason of any lawful advances; or (iii) a majority of a quorum of disinterested non-party trustees or independent legal counsel in a written opinion makes a factual determination that there is reason to believe the indemnitee will be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to Trustees, officers, and controlling persons of the Registrant by the Registrant pursuant to the Agreement and Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers, or controlling persons of the Registrant in connection with the successful defense of any act, suit, or proceeding) is asserted by such trustees, officers, or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

(b) Section 7 of the Investment Advisory Agreement between the Registrant and each Adviser, on behalf of each series in the Trust, provides that:

The Adviser shall indemnify the Trust, each Fund and the Trust’s officers, directors, employees, affiliates and agents (each, a “Trust Indemnitee”) for, and shall defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) (collectively, the “Losses”) incurred by the Trust Indemnitee and arising from or in connection with the performance of this Agreement or a Subadvisory Agreement and resulting from the Adviser’s bad faith, willful misfeasance, or negligence in the performance of its duties under this Agreement or a Subadvisory Agreement, the Adviser’s reckless disregard of its duties or obligations under this Agreement or a Subadvisory Agreement, or the breach of its fiduciary duty to the Trust under federal securities laws or state laws; provided, however, no such indemnification shall be required to the extent that the Losses result from the Trust’s bad faith, willful misfeasance, or negligence in the performance of its duties under this Agreement or the Trust’s reckless disregard of its duties or obligations under this Agreement.

The Trust shall indemnify the Adviser, its officers, directors, employees, affiliates and agents (each, an “Adviser Indemnitee”) for, and shall defend and hold each Adviser Indemnitee harmless from all Losses incurred by the Adviser Indemnitee and arising from or in connection with the performance of its duties under this Agreement; provided, however, no such indemnification shall be required to the extent that the Losses result from the Adviser’s bad faith, willful misfeasance, or negligence in the performance of its duties under this Agreement or a Subadvisory Agreement, the Adviser’s reckless disregard of its duties or obligations under this Agreement or a Subadvisory Agreement, or the Adviser’s breach of its fiduciary duty under federal securities laws and state law.

Upon the assertion of a claim for which a party may be required to indemnify an Trust Indemnitee or an Adviser Indemnity (each, an “Indemnitee”), the Indemnitee must promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Sections 7(a) and 7(b) hereof, in the event the Indemnitee has not secured such consent from the indemnifying party, the indemnifying party shall have no obligation to indemnify the Indemnitee.

Sections 4.3 through 4.5 of the Distribution Agreement between the Registrant and Ultimus Fund Distributors, LLC provide that:

Trust Indemnification. The Trust will indemnify, defend and hold harmless the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectuses or in any application or other document executed by or on behalf of the Trust, or arise out of, or are based upon, information furnished by or on behalf of the Trust filed in any state in order to qualify the Shares under the securities or blue sky laws thereof (“Blue Sky Application”), or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Trust shall not be liable in any case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any untrue statement, alleged untrue statement, or omission or alleged omission made in the Registration Statement, the Prospectuses, any Blue Sky Application or any application or other document executed by or on behalf of the Trust in reliance upon and in conformity with written information furnished to the Trust by, or on behalf of, and with respect to, the Distributor specifically for inclusion therein. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Funds or their shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Trust shall not indemnify any person pursuant to this Section 4.3 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his willful misfeasance, bad faith or gross negligence in the performance of his duties, or his reckless disregard of obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of Trustees who are neither “interested persons” of the Trust (as defined in the 1940 Act) nor parties to the proceeding, or in a written opinion by an independent legal counsel retained by the Trust.

The Trust shall advance attorneys’ fees and other expenses incurred by any person in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 4.3, so long as such person shall: (i) undertake to repay all such advances unless it is ultimately determined that he is entitled to indemnification hereunder; and (ii) provide security for such undertaking, or the Trust shall be insured against losses arising by reason of any lawful advances, or a majority of a quorum of disinterested non-party Trustees of the Trust (or an independent legal counsel in a written opinion) shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe that such person ultimately will be found entitled to indemnification hereunder.

Distributor’s Indemnification. The Distributor will indemnify, defend and hold harmless the Trust, the Trust’s several officers and Trustees and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities (or actions or proceedings in respect hereof) arise out of, or are based upon, any breach of its representations and warranties in Section 4.2 hereof, or the willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement, or which arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectuses, any Blue Sky Application or any application or other document executed by or on behalf of the Trust, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with written information furnished to the Trust or any of its several officers and Trustees by, or on behalf of, and with respect to, the Distributor specifically for inclusion therein, and will reimburse the Trust, the Trust’s several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

General Indemnity Provisions. No indemnifying party shall be liable under its indemnity agreement contained in Section 4.3 or 4.4 hereof with respect to any claim made against such indemnifying party unless the indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve it from any liability which it may otherwise have to the indemnified party. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, and if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by the indemnified party.

(d) Sections 11.3 through 11.5 of the Distribution Agreement between the Registrant and Ultimus Fund Distributors, LLC provide that:

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

Notwithstanding the foregoing provisions, the Trust, a Fund, or the Advisor shall indemnify Distributor for Distributor’s Losses arising from circumstances under Section 11.2.A.

Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Dealer Agreement Indemnification. Distributor acknowledges and agrees that certain dealers require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings, and indemnification that are not included in the Distributor’s standard dealer agreement (the “Standard Dealer Agreement”).

To the extent that Distributor is requested or required by the Trust to enter into any Non-Standard Dealer Agreement, the Trust shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Trust or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

 The provisions of this Section 11 shall survive termination of this Agreement.

Sections 6 and 7 of the ETF Distribution Agreement between the Registrant and Northern Lights Distributors, LLC provide that:

Indemnification of Distributor

(a)                The Trust agrees to indemnify and hold harmless the Distributor and each of its managers and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares or Creation Units, based upon (i) the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading, (ii) the Trust’s failure to maintain an effective registration statement and prospectus with respect to Shares of the Fund that are the subject of the claim or demand, (iii) the Trust’s failure to properly register Fund Shares under applicable state laws, (iv) instructions given by the Trust, the Trust’s failure to perform its duties hereunder or any inaccuracy of its representations, (v) any claim brought under Section 11 of the 1933 Act, or (vi) all actions taken by Distributor hereunder resulting from Distributor’s reliance on instructions received from an officer, agent or approved service provider of the Trust.

(b)                In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor or any other person against any liability to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement (“Disqualifying Conduct”) by such party, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Section 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the

Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c)                The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

(d)                The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of Shares or Creation Units.

Indemnification of Trust

(a)                The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees and disbursements incurred in connection therewith) arising out of or based upon any Disqualifying Conduct by Distributor in connection with the offering and sale of any Shares.

(b)                In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of Disqualifying Conduct by such party, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section 7 with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c)                The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim subject to this indemnity provision, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

(d)                The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the sale of Shares or Creation Units.

Item 31. Business and other Connections of the Investment Advisers

Each Adviser to the Registrant is registered under the Investment Advisers Act of 1940. The current Uniform Application for Investment Adviser Registration (“Form ADV”) filed with the SEC by each Adviser is incorporated by reference in response to this item. A list of each Adviser’s File No. and CRD No. is below. The current Form ADV may be accessed through the SEC’s website at https://www.adviserinfo.sec.gov/.

Adviser	File No.	CRD No.
Fuller & Thaler Asset Management, Inc.	801-43915	107033
Canterbury Investment Management, LLC	801-61876	125680
Reynders, McVeigh Capital Management, LLC	801-64812	137342
Alta Capital Management, LLC	801-50778	106786
Guardian Capital LP	801-56081	105078
GuardCap Asset Management Limited	801-113537	297056
Cary Street Partners Asset Management LLC	801-110994	289178
Fairlead Strategies, LLC	801-122857	297384
HTAA, LLC	801-79752	171391
Worm Capital, LLC d/b/a Nightview Capital, LLC	801-108127	284183
Oak Harvest Investment Services, LLC	801-116667	173293
Sterling Capital Management LLC	801-64257	135405

Item 32. Principal Underwriter

(a)	Ultimus Fund Distributors, LLC and Northern Lights Distributor, LLC each serve as a principal underwriter of the Registrant.

Ultimus Fund Distributors, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 acts as the principal underwriter for the following other open-end investment companies:

Axxes Private Markets Fund

Beacon Pointe Multi-Alternative Fund

Bruce Fund, Inc.

CM Advisors Family of Funds

Caldwell Orkin Funds, Inc.

Cantor Select Portfolios Trust

Cantor Fitzgerald Infrastructure Fund

Capitol Series Trust

Centaur Mutual Funds Trust

Chesapeake Investment Trust

Commonwealth International Series Trust

Conestoga Funds

Connors Funds

Cross Shore Discovery Fund

Dynamic Alternatives Fund

Eubel Brady & Suttman Mutual Fund Trust

Exchange Place Advisors Trust

Fairway Private Equity & Venture Capital Opportunities Fund

Fairway Private Markets Fund

Flat Rock Enhanced Income Fund

HC Capital Trust

Hussman Investment Trust

James Advantage Funds

James Alpha Funds Trust

Lind Capital Partners Municipal Credit Income Fund

MidBridge Private Markets Fund

MSS Series Trust

Oak Associates Funds

OneFund Trust

Papp Investment Trust

Peachtree Alternative Strategies Fund

RM Opportunity Trust

Schwartz Investment Trust

Segall Bryant & Hamill Trust

The Cutler Trust

The Investment House Funds

Williamsburg Investment Trust

Ultimus Managers Trust

Unified Series Trust

Valued Advisers Trust

VELA Funds

Volumetric Fund

Waycross Independent Trust

Yorktown Funds

Northern Lights Distributors, LLC, 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022, also acts as the principal underwriter for the following other open-end investment companies: Atlas U.S. Tactical Income Fund, Boyar Value Fund Inc., Copeland Trust, DGI Investment Trust, Grandeur Peak Global Trust, Humankind Benefit Corporation, Miller Investment Trust, Mutual Fund and Variable Insurance Trust, Mutual Fund Series Trust, North Country Funds, Northern Lights Fund Trust, Northern Lights Fund Trust II, Northern Lights Fund Trust III, Northern Lights Fund Trust IV, Northern Lights Variable Trust, OCM Mutual Fund, CIM Real Assets & Credit Fund, PREDEX, Princeton Everest Fund, Segall Bryant & Hamill Trust (ETF), The Saratoga Advantage Trust, Texas Capital Funds Trust, THOR Financial Technologies Trust, Tributary Funds, Inc., Two Roads Shared Trust, Zacks Trust, Ultimus Manager’s Trust (ETF), Capitol Series Trust (ETF), Valued Advisers Trust (ETF), and Unified Series Trust (ETF).

(b)	The following list sets forth the directors and executive officers of Ultimus Fund Distributors, LLC.

Name	Position with Distributor	Position with Registrant
Kevin Guerette	President	None
Stephen L. Preston	Vice President, Financial Operations Principal, Chief Compliance Officer and Anti-Money Laundering Compliance Officer	None
Douglas K. Jones	Vice President	None
Melvin Van Cleave	Chief Information Security Officer	None

The address of all of the above-named persons is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

The following list sets forth the directors and executive officers of Northern Lights Distributors, LLC.

Name	Position with Distributor	Position with Registrant
Kevin Guerette	President	None
Stephen L. Preston	Treasurer, FINOP, Chief Compliance Officer and Anti-Money Laundering Compliance Officer	None
David James	Manager	None

Melvin Van Cleave	Chief Information Security Officer	None
Bill Strait	Secretary, General Counsel and Manager	None

(c)	Not applicable

Item 33. Location of Accounts and Records

(1)	Ultimus Fund Solutions, LLC maintains all records required to be maintained by the Registrant under Section 31(a) of the 1940 Act and the rules (“Records”) which relate to the administration, fund accounting, and transfer agency services it provides to the Registrant. Ultimus Fund Solutions, LLC is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

(2)	The Huntington National Bank maintains all Records relating to the custodial services it provides to the Registrant. The Huntington National Bank is located at 41 S. High Street, Columbus, Ohio 43215.

(3)	Fuller & Thaler Asset Management, Inc. maintains all Records relating to the advisory services it provides to the Registrant. Fuller & Thaler Asset Management, Inc. is located at 411 Borel Avenue, Suite 300, San Mateo, CA 94402.

(4)	Canterbury Investment Management, LLC, maintains all Records relating to the advisory services it provides to the Registrant. Canterbury Investment Management, LLC is located at 23 East Cedar Street, Zionsville, Indiana 46077.

(5)	Reynders, McVeigh Capital Management, LLC, maintains all Records relating to the advisory services it provides to the Registrant. Reynders, McVeigh Capital Management, LLC is located at 121 High Street, 4th Floor, Boston, MA 02110.

(6)	Alta Capital Management, LLC maintains all Records relating to the advisory and/or subadvisory services it provides to the Registrant. Alta Capital Management, LLC is located at 6440 South Wasatch Boulevard, Suite 260, Salt Lake City, Utah 84121.

(7)	Ultimus Fund Distributors, LLC maintains all Records relating to the distribution services it provides to the Registrant. Ultimus Fund Distributors, LLC is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

(8)	Guardian Capital LP maintains all Records relating to the advisory services it provides to the Registrant. Guardian Capital LP is located at Commerce Court West, 199 Bay Street, Suite 2700, P.O. Box 201, Toronto, Ontario M5L 1E8.

(9)	GuardCap Asset Management Limited maintains all records relating to the subadvisory services it provides to the Registrant. GuardCap Asset Management Limited is located at 6th Floor, 11 Charles II Street, St. James’s, London SW1Y 4NS.

(10)	Brown Brothers Harriman & Co., 50 Post Office Square, Boston, MA 02110, maintains records relating to the custodial and transfer agent services it provides to the Registrant.

(11)	Northern Lights Distributors, LLC, 4221 North 203rd Street, Suite 100, Elkhorn, NE 68022, maintains records relating to the distribution services it provides to the Registrant.

(12)	Northern Lights Compliance Services, LLC, 4221 North 203rd Street, Suite 100, Elkhorn, NE 68022, maintains records relating to the compliance services it provides to the Registrant.

(13)	Cary Street Partners Asset Management LLC, 901 East Byrd Street, Suite 1001, Richmond, VA 23219, maintains records relating to the advisory services it provides to the Registrant.

(14)	Fairlead Strategies LLC, 19 East Elm Street, 2nd Floor, Greenwich, CT 06830, maintains records relating to the subadvisory services it provides to the Registrant.

(15)	HTAA, LLC, 141 W. Jackson Blvd., Suite 1650, Chicago, IL 60604, maintains records relating to the advisory services it provides to the Registrant.

(16)	Worm Capital, LLC, d/b/a/ Nightview Capital, LLC, 7500 Rialto Blvd. Building 1, Suite 250, Austin, TX 78735, maintains records relating to the advisory services it provides to the Registrant.

(17)	Oak Harvest Investment Services, LLC, 920 Memorial City Way, Suite 150, Houston, TX 77024, maintains records relating to the advisory services it provides to the Registrant.

(18)	Sterling Capital Management LLC, 4350 Congress Street, Suite 1000, Charlotte, NC 28209, maintains records relating to the advisory services it provides to the Registrant.

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, (File No. 333-191495) and the Investment Company Act of 1940 (File No. 811-22895), the Registrant, Capitol Series Trust, has duly caused this Post-Effective Amendment No. 172 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Cincinnati and State of Ohio, on the 28th day of July, 2025.

Capitol Series Trust
(Registrant)

/s/ Tiffany R. Franklin
Tiffany R. Franklin
Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 172 to the Registration Statement has been signed below by the following persons in the capacities and on the 28th day of July, 2025:

Signature	Title

*	Trustee and Chair
Walter B. Grimm

*	Trustee
Mary Madick

*	Trustee
Lori Kaiser

*	Trustee
Janet S. Meeks

/s/ Matthew J. Miller	President and Chief Executive Officer
Matthew J. Miller

/s/ Zachary P. Richmond	Treasurer/Chief Financial Officer and Principal Accounting Officer
Zachary P. Richmond

/s/ Tiffany R. Franklin
* By: Tiffany R. Franklin
Power of Attorney

Exhibits

(j)(1)	Consent of Ernst & Young LLP, independent registered public accounting firm, with regard to the Reynders, McVeigh Core Equity Fund

(j)(2)	Consent of Ernst & Young LLP, independent registered public accounting firm, with regard to the Fairlead Tactical Sector ETF